Exhibit 10.9.7

PE CORPORATION
CELERA GENOMICS GROUP 1999 STOCK INCENTIVE PLAN

FORM OF SCIENTIFIC ADVISORY BOARD STOCK OPTION AGREEMENT

     DIRECTOR OPTION AGREEMENT dated as of [Grant Date] by and between Applera Corporation, a Delaware corporation (the “Company”), and [Name], a member of the Celera Scientific Advisory Board (“you”).

     1. Grant of Option.  The Company hereby grants to you a non-qualified option (the “Option”) to purchase [Total Number of Shares] shares of its Celera Genomics Group Common Stock, par value $.01 per share (the “Celera Stock”), under the terms of PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the “Plan”).

     2. Purchase Price of Option.  The purchase price of the shares of Celera Stock subject to the Option is $[Purchase Price] per share.

     3. Expiration Date of Option.  The Option will expire as of 12:00 p.m. midnight (New York time) on [10 Year Anniversary of Grant Date] (the “Expiration Date”), unless it is terminated earlier as provided in this Agreement.

     4. Exercise.  The Option may be exercised as to [25% of Total Number of Shares] shares on [Date], [25% of Total Number of Shares] shares on [Date], [25% of Total Number of Shares] shares on [Date], and [25% of Total Number of Shares] shares on [Date].1 Except as provided below, the Option may not be exercised unless you are serving as a member of the Celera Scientific Advisory Board on the date of exercise.

     5. Disability.  If you cease to serve as a member of the Celera Scientific Advisory Board as a result of becoming totally and permanently disabled, the Option may be exercised as to the total number of shares subject to the Option (without regard to the exercise schedule set forth in paragraph 4) at any time within one year after the date of disability, but not after the Expiration Date.

     6. Death.  If you die while serving as a member of the Celera Scientific Advisory Board, the Option may be exercised (to the extent that you would have been entitled to do so at the date of your death) by your executor or administrator (or other person at the time entitled by law to your rights under the Option) at any time within one year after the date of death, but not after the Expiration Date.

1	A January 21, 1999, stock option grant to Arnold J. Levine vested in four equal installments on July 24 in each of 1999, 2000, 2001 and 2002.

     7. Other Termination of Service.   If your service as a member of the Celera Scientific Advisory Board is terminated by you or the Company for any reason other than as set forth in paragraphs 5 and 6, you may exercise the Option, to the extent that you would otherwise be entitled to do so at the date of termination of service, at any time within 30 days after the date of termination, but not after the Expiration Date.

     8. Exercise of Option.  The Option may be exercised by giving written notice in the form specified by the Company to the Corporate Secretary at the principal office of the Company specifying the number of shares of Celera Stock to be purchased. However, the Option may not be exercised as to fewer than 100 shares, or the remaining shares covered by the Option if fewer than 100, at any one time, and the Option may not be exercised with respect to a fractional share. The purchase price of the shares as to which the Option is exercised must be paid in full at the time of exercise, at your election, (a) in U.S. currency, (b) by tendering to the Company shares of Celera Stock owned by you for at least six months having a Fair Market Value (as defined in the Plan) equal to the aggregate purchase price of the shares as to which the Option is being exercised, (c) a combination of U.S. currency and/or previously owned shares of Celera Stock valued at Fair Market Value, or (d) by payment of such other consideration as the Management Resources Committee of the Board of Directors (the “Committee”) from time to time determines. For purposes of this paragraph, Fair Market Value will be determined as of the business day immediately preceding the day on which the Option is exercised.

     9. Conditions to Exercise.  The exercise of the Option following termination of service is subject to the satisfaction of the conditions that you have not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Company, or (b) violated any written agreement with the Company, including, without limitation, any confidentiality agreement. Your violation of either clause (a) or (b) of the preceding sentence will result in the immediate forfeiture of any Options held by you.

     10. Rights as a Stockholder.  You will not have any rights as a stockholder with respect to the shares of Celera Stock subject to the Option prior to the issuance to you of a certificate for such shares.

     11. Transferability.  The Option may not be transferred other than by will or by the laws of descent and distribution, and the Option may be exercised, during your lifetime, only by you or your guardian or legal representative.

     12. Change of Control.  Subject to the terms of the Plan, the Option will become immediately exercisable in full (without regard to the exercise schedule set forth in paragraph 4) upon the occurrence of any of the events set forth in Section 11 of the Plan.

     13. No Right to Continued Service.  Neither the Option nor this Agreement confers upon you any right to continue to serve as a member of the Celera Scientific Advisory Board or interferes in any way with the right of the Company to terminate your services at any time. Except as provided in this Agreement, the Option will terminate upon your ceasing to serve as a member of the Celera Scientific Advisory Board for any reason. The Option will not be reinstated if you are subsequently reappointed to the Celera Scientific Advisory Board.

     14. No Right to Future Benefits.  The Plan and the benefits offered thereunder are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Option nor this Agreement confers upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that receipt of the Option does not entitle you to any future benefits under the Plan or any other plan or program of the Company.

     15. Compliance with Law.   No shares of Celera Stock will be issued upon the exercise of the Option unless counsel for the Company is satisfied that such issuance will be in compliance with all applicable laws.

     16. Terms of Plan Govern.  This Agreement and the terms of the Option will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Prospectus for the Plan and agree to be bound by all of the terms of the Plan.

     17. Amendments.  The Option or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Option or the Plan will adversely affect in any material manner any of your rights under the Option without your consent.

     18. Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

PE CORPORATION

By:	___________________________________
Chairman, President and Chief Executive Officer

Accepted and Agreed:

___________________________________
[Name]